Exhibit 99.1
Page 1     Biogen Idec Reports Second Quarter 2006 Results
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Jose Juves
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Biogen Idec
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Biogen Idec
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FOR IMMEDIATE RELEASE
Biogen Idec Reports Second Quarter 2006 Results
Cambridge, MA, July 26, 2006 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology company with leading products and capabilities in oncology, neurology and immunology, today reported its second quarter 2006 results.
Second Quarter 2006 Highlights
•	Total revenues for the second quarter were $660 million vs. prior year $606 million, an increase of 9%, driven primarily by AVONEX® (Interferon beta-1a) worldwide sales up 12% to $429 million and RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement up 11% to $206 million.
•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), the loss per share was $0.50 for the second quarter. The GAAP earnings loss reflects a $331 million write-off of acquired in-process R&D, an accounting implication of the two successful acquisitions in the quarter (Conforma Therapeutics Corporation and Fumapharm AG), as well as other acquisition related adjustments, and the impact of share-based payment expense in accordance with FAS 123R, primarily employee stock options.
•	Biogen Idec’s second quarter 2006 non-GAAP earnings per share (EPS) increased to $0.57, up 33% from the same period last year.
•	TYSABRI® (natalizumab) has been approved for reintroduction by the U.S. Food and Drug Administration (FDA), and for marketing by the European Commission, as a treatment for relapsing forms of multiple sclerosis (MS) to slow the progression of

Page 2     Biogen Idec Reports Second Quarter 2006 Results
disability and reduce the frequency of clinical relapses. Recently, patient dosing has begun in both Europe and the U.S.
James Mullen, Biogen Idec’s Chief Executive Officer, commented, “The core businesses demonstrated double-digit growth in the second quarter, driven by strong AVONEX and RITUXAN performance. With TYSABRI recently approved in both the US and Europe, this important therapeutic option is now available to the multiple sclerosis community. We expect TYSABRI will enhance our neurology business and begin to accelerate top-line growth over the coming quarters. Additionally, we completed two acquisitions of private companies this quarter and continue to focus on business development opportunities.”
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported a net loss of $171 million (or loss per share of $0.50) in the second quarter of 2006 (Q2 2005: net income of $35 million, or EPS of $0.10).
On a non-GAAP basis, Biogen Idec reported non-GAAP EPS of $0.57 for the second quarter of 2006 (Q2 2005 non-GAAP EPS: $0.43). Non-GAAP net income was $197 million in the second quarter of 2006 (Q2 2005 non-GAAP net income: $149 million).
The differences between non-GAAP net income and EPS and GAAP net income and EPS in the second quarter are itemized in Table 3 and are primarily due to:
•	pre-tax charges related to the acquisitions of Conforma and Fumapharm, including a $331 million write-off of acquired in-process R&D, offset by a $34 million gain on settlement of the license agreement with Fumapharm,
•	pre-tax charges related to the Biogen and Idec merger, consisting of $76 million amortization of intangibles and $1 million inventory step-up,
•	pre-tax share-based payment expense under FAS 123R of $15 million (or $0.03 per share), primarily employee stock option expense.
Revenue Performance for the 3 Months ended June 30, 2006
•	Revenues from AVONEX increased 12% to $429 million (Q2 2005: $382 million).
-	U.S. sales increased 14% to $261 million (Q2 2005: $230 million)

-	International sales increased 11% to $169 million. (Q2 2005: $152 million)
•	Revenues from Biogen Idec’s joint business arrangement with Genentech, Inc. related to RITUXAN were up 11% to $206 million (Q2 2005: $185 million). All U.S. sales of RITUXAN are recognized by Genentech and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis.
-	U.S. net sales of RITUXAN increased 17% to $526 million in the second quarter of 2006 (Q2 2005: $450 million), as reported by Genentech.
•	Revenues from other products were $7 million (Q2 2005: $17 million). Details are provided in Table 4.

Page 3     Biogen Idec Reports Second Quarter 2006 Results
•	Royalties were $18 million (Q2 2005: $22 million).
Financial Guidance
Biogen Idec continues to expect that its 2006 non-GAAP earnings per share will be in the range of $1.95-$2.10.
Guidance for full year 2006 reported earnings per share (GAAP-based financial measure) is not currently known, as the Company cannot predict with any certainty the nature or the amount of non-operating or unusual charges for subsequent quarters. The Company does anticipate that certain charges related to purchase accounting will be included in the GAAP financials, such as the write-off of acquired in-process R&D ($331 million recorded in the current quarter) and amortization of intangibles of approximately $250-$330 million, primarily related to the AVONEX intangibles. Separately, the impact of stock options being expensed due to FAS 123R in 2006 continues to be estimated to be in the range of $0.08 — $0.12. Additionally, the Company anticipates that it may have to take other charges in subsequent quarters and that such charges, if material, would cause reported earnings per share to further differ from non-GAAP earnings per share.
The Company continues to anticipate that 2006 capital expenditures will be in the range of $190-$275 million.
Recent Highlights
•	In May 2006, Biogen Idec acquired Conforma, a privately held biopharmaceutical company focused on the design and development of novel drugs for the treatment of cancer. Conforma focused on the discovery and development of drugs that inhibit heat shock protein 90 (HSP90) molecules, which are involved in protecting and supporting the growth of cancer cells across a range of tumor types, and play a role in tumor resistance to a number of leading cancer therapies. Biogen Idec acquired two compounds in Phase I clinical trials: CNF1010, a proprietary form of the geldanamycin derivative 17-AAG; and CNF2024, a totally synthetic, orally bioavailable HSP90 inhibitor.
•	On May 30, 2006, Biogen Idec and Fumapharm announced positive results from a Phase II study designed to evaluate the efficacy and safety of BG-12, an oral fumarate, in patients with relapsing-remitting MS. The study achieved its primary endpoint, demonstrating that treatment with BG-12 led to a statistically significant reduction in the total number of gadolinium-enhancing brain lesions as measured by MRI with six months of treatment versus placebo. These data were presented at the annual meeting of the European Neurological Society in Lausanne, Switzerland. In June 2006, Biogen Idec acquired privately held Fumapharm. Fumapharm developed therapeutics derived from fumaric acid esters for patients with high unmet medical need and had FUMADERM, a commercial product available in Germany for the

Page 4     Biogen Idec Reports Second Quarter 2006 Results
treatment of psoriasis, and BG-12, a clinical-stage compound that has been jointly developed with Biogen Idec.
•	On June 5, 2006, Biogen Idec and Elan Corporation, plc announced the approval of a supplemental Biologics License Application (sBLA) by the FDA for the reintroduction of TYSABRI as a monotherapy treatment for relapsing forms of MS to slow the progression of disability and reduce the frequency of clinical relapses. On June 29, 2006, Biogen Idec and Elan announced that they had received approval from the European Commission to market TYSABRI as a treatment for relapsing remitting MS to delay the progression of disability and reduce the frequency of relapses.
•	On June 22, 2006, Genentech and Biogen Idec announced positive results from an analysis of REFLEX, a Phase III clinical study of RITUXAN in patients with rheumatoid arthritis (RA) who have had an inadequate response to previous treatment with one or more tumor necrosis factor (TNF) antagonist therapies. The findings showed that treatment with RITUXAN in combination with a stable dose of methotrexate (MTX) reduced joint erosion and joint space narrowing at 56 weeks, compared to placebo and MTX. These were the first data to measure the progression of joint damage in this difficult-to-treat patient population. Results were presented for the first time at the European League Against Rheumatism (EULAR) meeting in Amsterdam, Netherlands.
•	On July 12, 2006, Biogen Idec announced that Cecil B. Pickett, Ph.D., has been named President, Research & Development (R&D). In September, Dr. Pickett will join the Biogen Idec Board of Directors, and will report to James C. Mullen, Biogen Idec’s President and Chief Executive Officer. Dr. Pickett joins Biogen Idec from Schering-Plough Corporation, where he held several senior R&D positions since 1993, most recently as Corporate Senior Vice President & President, Schering-Plough Research Institute. In this capacity, Dr. Pickett helped bring several large and small molecule candidates into the Schering-Plough clinical development pipeline. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Company.
Use of Non-GAAP Financial Measures
The non-GAAP financial measures presented in this press release are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance such as charges related to in-process R&D, amortization of intangibles, inventory step-up values, and employee stock option expense. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.

Page 5     Biogen Idec Reports Second Quarter 2006 Results
Conference Call and Webcast
The Company’s earnings conference call for the second quarter will be broadcast via the Internet at 8:30 a.m. ET on July 26, 2006, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.
About Biogen Idec
Biogen Idec (NASDAQ: BIIB) creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements regarding expected future financial results, including future growth rates, non-GAAP EPS and capital expenditures, and the potential for TYSABRI in MS and RITUXAN in RA.
A number of risks and uncertainties could cause actual results to differ materially. For example, financial results and external growth opportunities may be affected by a number of factors, including any unexpected slowness in the demand for TYSABRI, AVONEX, RITUXAN and ZEVALIN, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in royalties which the Company receives, the impact of litigation, increases in costs related to or an inability for us to enter into in-licensing deals, collaborations or acquisitions on acceptable terms, increases in costs related to research and development of new products as well as increases in costs related to development of existing products in new indications, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.
The potential for TYSABRI is subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include the risk that the incidence and/or risk of PML or other opportunistic infections in patients treated with TYSABRI may be higher than observed in clinical trials, that TYSABRI may not be accepted by the medical community and patients, or that the Company may encounter other unexpected issues.
Our long-term growth will depend on the successful development and commercialization of new products, such as BG-12, as well as the development and commercialization of existing products in new indications. Drug development involves a high degree of risk. For example, the plans for our development programs could be negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.
For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see “Risk Factors” in the

Page 6     Biogen Idec Reports Second Quarter 2006 Results
Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006 and the other periodic and current reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
June 30, 2006
Consolidated Statements Of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUES

Product	$436,081	$398,822	$842,600	$796,406

Unconsolidated joint business	206,095	184,934	389,476	345,387

Royalties	18,286	21,734	38,847	48,483

Corporate partner	(421)	144	293	3,160

Total revenues	660,041	605,634	1,271,216	1,193,436

COST AND EXPENSES

Cost of goods sold and royalty revenues	77,993	71,093	145,488	170,701

Research and development	161,985	179,843	307,877	358,611

Selling, general and administrative	170,289	155,754	324,680	314,227

Amortization of acquired intangible assets	76,260	77,078	146,967	152,756

Acquired in-process R&D	330,520	—	330,520	—

Impairment and loss on sale of long lived assets	(799)	75,565	(1,098)	75,565

Gain on settlement of license agreement	(34,192)	—	(34,192)	—

Total cost and expenses	782,056	559,333	1,220,242	1,071,860

Income (loss) from operations	(122,015)	46,301	50,974	121,576

Other income (expense), net	21,806	6,051	40,471	(2,874)

INCOME (LOSS) BEFORE TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(100,209)	52,352	91,445	118,702

Income taxes	70,404	17,848	142,868	40,738

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(170,613)	34,504	(51,423)	77,964

Cumulative effect of accounting change, net of income tax	—	—	3,779	—

NET INCOME (LOSS)	$(170,613)	$34,504	$(47,644)	$77,964

BASIC EARNINGS PER SHARE
Income (loss) before cumulative effect of accounting change	$(0.50)	$0.10	$(0.15)	$0.23
Cumulative effect of accounting change, net of income tax	—	—	0.01	—

BASIC EARNINGS (LOSS) PER SHARE	$(0.50)	$0.10	$(0.14)	$0.23

DILUTED EARNINGS PER SHARE
Income (loss) before cumulative effect of accounting change	$(0.50)	$0.10	$(0.15)	$0.23
Cumulative effect of accounting change, net of income tax	—	—	0.01	—

DILUTED EARNINGS (LOSS) PER SHARE	$(0.50)	$0.10	$(0.14)	$0.23

SHARES USED IN CALCULATING:

BASIC EARNINGS (LOSS) PER SHARE	342,375	332,629	341,742	333,946

DILUTED EARNINGS (LOSS) PER SHARE	342,375	344,735	341,742	348,086

Numbers may not foot due to rounding.

TABLE 2
Biogen Idec Inc.
June 30, 2006
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	June 30, 2006	Dec. 31, 2005

Cash, cash equivalents and securities available-for-sale	$713,774	$850,753

Accounts receivable, net	290,325	265,742

Inventory	147,024	182,815

Other current assets	304,030	318,771

Total current assets	1,455,153	1,618,081

Long-term securities available-for-sale	1,417,482	1,204,378

Property and equipment, net	1,227,296	1,174,396

Intangible assets, net	2,856,292	2,975,601

Goodwill	1,150,935	1,130,430

Other	233,004	264,061

TOTAL ASSETS	$8,340,162	$8,366,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$499,982	$583,036

Long-term deferred tax liability	691,395	762,282

Non-current liabilities	140,194	115,753

Shareholders’ equity	7,008,591	6,905,876

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,340,162	$8,366,947

Numbers may not foot due to rounding.

TABLE 3
Biogen Idec Inc.
June 30, 2006
Condensed Consolidated Statements Of Income — Non-GAAP
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
EARNINGS (LOSS) PER SHARE	2006	2005	2006	2005

GAAP Earnings (loss) per share — Diluted	$(0.50)	$0.10	$(0.14)	$0.23
Adjustment to Net Income (loss) (as detailed below)	1.06	0.33	1.26	0.50

Non-GAAP Earnings per share — Diluted	$0.57	$0.43	$1.11	$0.73

An itemized reconciliation between net income (loss) on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP Net Income (loss)	$(170.6)	$34.5	$(47.6)	$78.0
Adjustments:
COGS: Fair value step up of inventory acquired from former Biogen, Inc.	0.9	9.0	4.9	18.3
COGS: Stock option expense	0.1	—	0.1	—
R&D: Costs associated with sale of Oceanside Manufacturing Facility	—	1.9	—	1.9
R&D: Severance and restructuring	0.3	—	0.3	—
R&D: Stock option expense	6.4	—	11.2	—
SG&A: Merger related and purchase accounting costs	0.1	—	0.1	0.4
SG&A: Severance and restructuring	0.9	—	1.6	—
SG&A: Stock option expense	8.3	—	16.6	—
Purchase accounting: Amortization of acquired intangible assets related to the merger with former Biogen, Inc.	76.3	77.1	147.0	152.8
Purchase accounting: In-process research and development related to the acquisition of Conforma Therapeutics Corporation and Fumapharm AG	330.5	—	330.5	—
Purchase accounting: Gain on settlement of license agreement with Fumapharm AG	(34.2)	—	(34.2)	—
Impairment and loss on sale of long lived assets	(0.8)	75.6	(1.1)	75.6
Income taxes: Income tax effect of reconciling items	(20.9)	(49.0)	(39.3)	(72.1)
Cumulative effect of accounting change from adoption of FAS123R, net of income tax	—	—	(3.8)	—

Non-GAAP Net Income	$197.3	$149.0	$386.4	$254.8

Numbers may not foot due to rounding.
Shares used in calculating adjustments to net loss and diluted non-GAAP earnings per share are 348,730,000 and 348,222,000 for the three and six months ended June 30, 2006, respectively.
The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.

TABLE 4
Biogen Idec Inc.
June 30, 2006
Product Revenues
(in thousands)

	Three Months Ended
	June 30,
PRODUCT REVENUES	2006	2005

Avonex®	$429,377	$381,789

Amevive®	$2,460	$12,456

Tysabri®	$(196)	$(897)

Zevalin®	$4,440	$5,474

Total Product Revenues	$436,081	$398,822

	Six Months Ended
	June 30,
PRODUCT REVENUES	2006	2005

Avonex®	$822,805	$755,374

Amevive®	$10,737	$24,473

Tysabri®	$(393)	$5,049

Zevalin®	$9,450	$11,510

Total Product Revenues	$842,600	$796,406

Numbers may not foot due to rounding.